EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Fred B. Parks, Chairman and CEO
Todd E. Paulson, CFO
(763) 475-1400

CLAUDE TIHON JOINS UROLOGIX

MINNEAPOLIS — June 22, 2006 — Urologix®, Inc. (NASDAQ:ULGX), today announced that Claude Tihon, Ph.D. has joined the company as Chief Technology Officer.

Fred B. Parks, Urologix Chairman and Chief Executive Officer, commented, “Dr. Tihon has been an esteemed contributor to urology and we are confident that tradition will continue at Urologix. His diverse background will play a key role in advancing Cooled ThermoTherapy and in broadening the value of Urologix to physicians.”

Dr. Tihon most recently served as the President and Chief Executive Officer of ContiCare Medical, Inc., a medical device company that he founded and that is focused on developing products to manage women’s stress incontinence and men’s prostate obstruction. Prior to that, Dr. Tihon served in numerous positions with Pfizer, Inc. from 1987 to 1995, Miles Laboratories from 1983 to 1987 and the Bristol-Meyers Squibb Company from 1979 to 1983. Dr. Tihon holds a Ph.D. in Pathology from Columbia University and a B.A. in Zoology from the University of Colorado. He currently holds 25 patents in the field of Urology.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave™, Targis® and Prostatron® control units and the Cooled ThermoCath®, Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™ – targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort – and provide safe, effective, lasting relief of the symptoms of BPH.